*090204*

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 00010928583-26
Filing Date and Time 03/22/2018 10:57 AM
Entity Number C10156-1998

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Bluestar Technologies, Inc. (C10156-1998)

2.  The articles have been amended as follows: (provide article numbers, if available)

1.	The Company shall change its name to Wikisoft Corp.

2.    The Company shall reduce the number of Common shares Authorized from 400,000,000 to 200,000,000. The Par Value shall remain the same at $.001.

3.    The Company shall reduce the number of Preferred shares Authorized from 20,000,000 to 1,000,000. The Par Value shall remain the same at $.001.

4.    The Company shall process a reverse stock split at the ratio of one (1) for one-hundred and fifty (150) common shares or 1:150. The fractional shares shall be rounded up to the nearest whole share with all shareholders receiving a minimum of 100 shares down to the beneficial holder level. The fractional shares are to be calculated at the shareholder level.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: NRS 78.207

4.   Effective date and time of filing: (optional)    Date: 03/20/2018    Time:

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

/s/ Robert L. Stevens

Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then !he amendment must be approved by the vote. in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restridions on the voling power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15